Merrill Lynch Retirement Series Trust
Series 1
File Number: 811-03310
CIK Number: 356013
Retirement Reserves Money Fund
For the Period Ending: 04/30/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended April 30, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

11/20/06	$40,000	Victory Receivables Corp	5.28%	12/19/06
11/29/06	22,165	Sigma Finance Inc.	5.37	2/27/07
12/26/06	50,000	Charta LLC	5.48	2/23/07
12/12/06	16,000	Mane Funding Corporation	5.25	3/16/07
1/12/07	30,000	Westpac Banking Corporation	5.24	4/11/07
1/24/07	56,000	Beethoven Funding Corp	5.25	4/25/07
1/31/07	15,500	Tulip Funding Corp	4.94	3/1/07
2/5/07	12,795	UniCredito Italiano Bank	5.23	7/9/07
2/5/07	5,120	UniCredito Italiano Bank	5.23	7/9/07
2/5/07	20,000	Sydney Capital Corp	4.92	3/5/07
2/7/07	9,765	Macquarie Bank Limited	5.24	8/13/07
2/8/07	33,745	Macquarie Bank Limited	5.25	8/7/07
2/23/07	35,000	Northern Rock PLC	5.18	5/22/07
2/26/07	20,000	Silver Tower US Funding	5.17	4/26/07
3/2/07	20,000	Sydney Capital Corp	5.44	4/3/07
3/9/07	30,000	Victory Receivables Corp	5.45	4/9/07
3/20/07	57,000	Macquarie Bank Limited	5.33	7/16/07
3/26/07	43,000	Simba Funding Corp	5.36	6/22/07
4/23/07	74,000	Depfa Bank PLC	5.29	7/24/07
4/25/07	20,000	Cancara Asset Securitisa	5.29	7/25/07
4/27/07	15,000	Tango Finance Corp	5.30	7/31/07